Exhibit 99.1

Contact:

Ernie Johnson, CEO

(206) 622-4191

Press release

Cutter & Buck Inc. to be Acquired by New Wave Group AB (publ) for $156.5M in Cash

Cutter & Buck Inc. (NASDAQ: CBUK), a leading designer and marketer of upscale golf and sportswear in the United States, today announced that it has signed a definitive agreement to be acquired by New Wave Group AB (publ) (OMX Stockholm Mid cap: NEWA B).  New Wave is a leader in the design and marketing of consumer products for the corporate promotional and consumer retail markets in Europe.  The combination of the two companies provides Cutter & Buck Inc. a significantly expanded product offering for the United States market and gives New Wave Group AB an upscale golf & sportswear brand to distribute in Europe.

Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies, Cutter & Buck Inc. shareholders will receive $14.38 per share of Cutter & Buck Inc. common stock for an aggregate consideration of $156.5M.

“The two companies’ brands are very complementary, allowing us to expand the distribution of Cutter & Buck’s brands in Europe and the New Wave Group’s brands in the United States,” said Göran Härstedt, New Wave Group AB’s deputy Chief Executive Officer.  “We identified Cutter & Buck Inc. as the company to carry some of our brands, especially New Wave and Clique, in the United States on the corporate promotional market because, like New Wave Group AB, they are founded on great customer service and operational excellence.  In addition, they truly understand the markets we operate in.  Moreover, we expect to reach substantial synergies within buying, products and distribution.”

“We are excited about the opportunities presented by this combination,” said Ernie Johnson, Cutter & Buck Inc.’s Chief Executive Officer.  “We will have access to proven products that should provide us significant growth in our current markets.  In addition, this combination allows Cutter & Buck Inc. access to New Wave Group AB’s broad distribution network in Europe as well as New Wave Group AB’s exceptional product related resources throughout the world.”

The transaction is subject to a number of customary closing conditions, including approval by the shareholders of Cutter & Buck Inc. and the receipt of applicable regulatory approvals.  The results of Cutter & Buck will be consolidated with New Wave Group AB’s financial statement from and after the closing, expected for the end of May 2007.  The acquisition is expected to generate a positive effect on the financial results of New Wave Group for its current fiscal year.

About Cutter & Buck Inc.

Cutter & Buck Inc. designs and markets upscale sportswear under the brands “Cutter & Buck” “ANNIKA” and “CBUK”.  The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  The company also sells directly to consumers through its wholly owned subsidiary, Cutter & Buck Inc. Direct LLC.  Cutter & Buck Inc. products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

Cutter & Buck Inc. has approximately 380 employees and during its latest financial year (May 1, 2005 – April 30, 2006) had net sales of $131M with an income from continuing operations before income taxes of $9.8M. Cutter & Buck Inc. had shareholders’ equity of $70.3M as of January 31, 2007.

More information about Cutter & Buck Inc. is available at their website; www.cutterbuck.com.

About New Wave Group AB (publ)

New Wave Group AB designs and markets clothing, accessories and gifts for the corporate promotional and consumer retail markets under several proprietary brands, including Orrefors, Kosta Boda, Sagaform, Craft, New Wave, Clique, ProJob, Jobman, Seger, Grizzly and James Harvest Sportswear.  Through a network of approximately 10,000 independent distributors, the company sells its products throughout most countries in Europe, as well as in China.

New Wave Group AB has approximately 2,200 employees and during its latest financial year (January 1, 2006 - December 31, 2006) had net sales of SEK3,530M (approx. $512M) with an income from continuing operations before income taxes of SEK290M (approx. $42M).  New Wave Group AB had shareholder’s equity of SEK1,311M (approx. $190M) as of December 31, 2006.

More information about New Wave Group AB and its subsidiaries are available at their website; www.nwg.se.

Forward Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions.  If such risks or uncertainties materialize or such assumptions prove incorrect, the results of New Wave Group AB and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions relating to antitrust regulations; expectations regarding the ability of Cutter & Buck or of New Wave Group AB to consummate the transaction; expectations regarding the impact of the acquisition on New Wave Group AB’s future financial results; the potential product, market, strategic, sales and other synergies from the acquisition; any statements of the plans, strategies and objectives of management for future operations, product development and sales; any statements of expectation, belief or opportunities; and any statements of assumptions underlying any of the foregoing.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Cutter & Buck Inc. and New Wave Group AB.  In connection with the proposed transaction, Cutter & Buck Inc. plans to file a Proxy Statement and other documents regarding the proposed transaction with the SEC.  The definitive Proxy Statement will be mailed to shareholders of Cutter & Buck Inc.  INVESTORS AND SECURITY HOLDERS OF CUTTER & BUCK INC. ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by Cutter & Buck Inc. through the website maintained by the SEC at www.sec.gov.  Free copies of the Proxy Statement (when available) and other documents filed with the SEC can also be obtained by directing a request to Cutter & Buck Inc., 701 North 34th Street, Suite 400, Seattle, Washington 98103, USA, Attention: Investor Relations.

Cutter & Buck Inc. and New Wave Group AB and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Cutter & Buck Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended April 30, 2006, which was filed with the SEC on June 30, 2006, as amended August 25, 2006, and its proxy statement for its 2006 Annual Meeting of Shareholders, which was filed with the SEC on September 12, 2006.  Information regarding New Wave Group AB’s directors and executive officers is available on New Wave Group AB’s website at www.nwg.se.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.